PRESS RELEASE
First Citizens National Bank - 15 South Main Street - Mansfield, PA 16933 - 570-662-0422 - Fax: 570-662-8512

For Immediate Release

October 22, 2004
Contact: Kathleen Campbell, Senior Vice President, Marketing Director
570-662-0422
Fax: 570-662-8512

CITIZENS FINANCIAL SERVICES, INC. REPORTS THIRD QUARTER EARNINGS

Mansfield, PA - Citizens Financial Services, Incorporated (OTC BB: CZFS), parent company of First Citizens National Bank, has released its unaudited financial performance through September 30, 2004. Total assets increased $51.7 million to $497.5 million since September 30, 2003. Total liabilities increased $49.3 million to $457.1 million during the same period, an increase of 12.1%. Total loans increased $39.4 million, or 12.54% to $353.5 million, while total deposits increased $22.7 million, or 5.87%, to $409.0 million during the same period. Earnings for the three-month and nine-month periods ending September 30, 2004 were $1.4 million and $4.4 million, respectively, as compared to $.8 million and $3.6 million for the same periods ending September 30, 2003. Earnings per share for the quarter ending September 30, 2004 are $.50 per share as compared to $.28 per share for the same quarter of 2003. Likewise, year-to-date earnings per share through September 30, 2004 are $1.54 as compared to $1.23 for the same period last year.

Stockholders’ equity (excluding accumulated other comprehensive income) has increased $2.7 million, or 7.28% during the first nine months of 2004. The cash dividend to be paid on October 29th to record holders of October 15th will be $.20 per share, as compared to $.19 per share for the same period in 2003.

The significant improvement for both the three months and nine months ended September 30, 2004 over last year’s comparable periods is primarily due to the supplemental retirement package granted to the former President upon his retirement in September 2003. This had the effect of an after-tax charge of approximately $554,000 during the third quarter. The 2004 results are reflective of our successful purchase of two branches from The Legacy Bank in Bradford County during the second quarter.

Inquiries regarding the purchase of the company’s stock may be made through the following brokers: Ferris Baker Watts, Inc. 410-659-4600; Ryan, Beck & Co., 973-549-4200; Schwab Capital Markets LP, 201-963-9100; Monroe Securities, Inc.; 800-766-5560; Boenning & Scattergood Inc., 610-828-0400; Keefe, Beuyette & Woods, Inc., 212-554-2600; Knight Equity Markets, LP, 212-336-8790; Crown Financial Group Inc., 201-459-9500; GVR Co, 800-638-8602; Hill Thompson Magid & Co, 800-631-3083; BrokerageAmerica, Inc., 212-880-7408; and Pershing Trading Company, 201-413-3531.

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties. First Citizens National Bank has offices in Genesee, Ulysses, Wellsboro, Weis Market (Wellsboro), Mansfield, Wal-Mart (Mansfield), Blossburg, Canton, Troy, Towanda, LeRaysville, Sayre, Gillett and Millerton.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

Financial Highlights
	2004	2003
Nine Months Ended September 30
Net Income	$4,383	$3,552
Comprehensive Income	3,550	2,262
Per common share data:
Earnings per share	1.54	1.23
Cash Dividends declared	0.58	0.55
Performance Ratios:
Return on average assets	1.22%	1.09%
Return on average equity	15.04%	12.86%

Three Months Ended September 30
Net Income	$1,423	$806
Per common share data:
Earnings per share	0.50	0.28
Cash Dividends declared	0.195	0.185
Performance Ratios:
Return on average assets	1.15%	0.73%
Return on average equity	14.31%	8.60%

At September 30
Assets	$497,489	$445,783
Investment securities:
Available for sale	100,996	91,822
Loans (net of unearned income)	353,490	314,098
Allowance for loan losses	4,109	3,587
Deposits	409,012	386,325
Stockholders' Equity	40,432	38,044
Non-performing assets	2,588	2,302
Average Leverage Ratio	7.74%	6.59%
Per common share data:
Book value	$14.19	$13.53
Market value (average of bid/ask price)	21.83	25.13
Market price to book value ratio	153.84%	185.70%

Consolidated Balance Sheet
(Unaudited - In thousands, except share data)

	September 30	December 31	September 30
(in thousands)	2004	2003	2003
ASSETS:
Cash and due from banks:
Noninterest-bearing	$8,145	$9,624	$10,242
Interest-bearing	123	327	317
Total cash and cash equivalents	8,268	9,951	10,559

Available-for-sale securities	100,996	106,587	91,822

Loans (net of allowance for loan losses 2004, $4,109,000;
December 31, 2003, $3,620,000 and, September 30, 2003, $3,587,000)	349,381	314,037	310,511

Premises and equipment	11,863	10,645	10,775
Accrued interest receivable	1,875	1,703	1,741
Goodwill	8,605	6,905	6,905
Core deposit intangible	1,406	978	1,087
Bank owned life insurance	7,374	7,142	7,064
Other assets	7,721	5,930	5,319

TOTAL ASSETS	$497,489	$463,878	$445,783

LIABILITIES:
Deposits:
Noninterest-bearing	$42,420	$46,820	$44,401
Interest-bearing	366,592	338,871	341,924
Total deposits	409,012	385,691	386,325
Borrowed funds	36,253	27,796	17,351
Notes payable	7,500	7,500	-
Accrued interest payable	1,685	1,888	1,683
Other liabilities	2,607	2,474	2,380
TOTAL LIABILITIES	457,057	425,349	407,739

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,937,519 shares in 2004 and 2,909,849 shares in 2003,
respectively	2,938	2,910	2,910
Additional paid-in capital	10,804	10,213	10,213
Retained earnings	28,578	26,455	25,663
TOTAL	42,320	39,578	38,786
Accumulated other comprehensive income	123	956	1,263
Less: Treasury Stock, at cost
97,262 shares for 2004 and 96,962 shares for 2003, respectively	(2,011)	(2,005)	(2,005)

TOTAL STOCKHOLDERS' EQUITY	40,432	38,529	38,044
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$497,489	$463,878	$445,783

Consolidated Statement of Income
(Unaudited - In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
INTEREST INCOME:
Interest and fees on loans	$5,851	$5,439	$16,647	$16,158
Interest-bearing deposits with banks	1	6	9	27
Investment securities:
Taxable	846	703	2,590	2,468
Nontaxable	76	105	223	363
Dividends	81	76	210	235

TOTAL INTEREST INCOME	6,855	6,329	19,679	19,251

INTEREST EXPENSE:
Deposits	2,126	2,075	6,081	6,504
Borrowed funds	253	74	684	223

TOTAL INTEREST EXPENSE	2,379	2,149	6,765	6,727

NET INTEREST INCOME	4,476	4,180	12,914	12,524
Provision for loan losses	-	120	-	375

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,476	4,060	12,914	12,149

NON-INTEREST INCOME:
Service charges	783	779	2,265	2,261
Trust	126	142	484	437
Gains on loans sold	17	100	37	326
Realized securities gains, net	-	114	491	514
Earnings on bank owned life insurance	75	61	233	64
Other	152	130	412	488

TOTAL NON-INTEREST INCOME	1,153	1,326	3,922	4,090

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,905	2,680	5,677	6,516
Occupancy	259	252	812	770
Furniture and equipment	181	179	517	533
Professional fees	131	183	443	487
Amortization	145	109	362	326
Other	1,159	1,088	3,314	3,120

TOTAL NON-INTEREST EXPENSES	3,780	4,491	11,125	11,752

Income before provision for income taxes	1,849	895	5,711	4,487
Provision for income taxes	426	89	1,328	935

NET INCOME	$1,423	$806	$4,383	$3,552

EARNINGS PER SHARE	$0.50	$0.28	$1.54	$1.23

CASH DIVIDENDS DECLARED	$0.195	$0.185	$0.580	$0.550